Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Sentinel Variable Products Trust of our report dated February 16, 2017, relating to the financial statements and financial highlights, which appears in Sentinel Variable Products Balanced Fund, Sentinel Variable Products Bond Fund, Sentinel Variable Products Common Stock Fund, and Sentinel Variable Products Small Company Fund’s Annual Report on Form N-CSR for the year ended December 31, 2016. We also consent to the references to us under the headings “Financial Highlights”, "Fund Service Arrangements", "Statement of Additional Information" and "General Information" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, New York

April 28, 2017